Exhibit   3

NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium to sell up to $1.25 billion of common shares
December 10, 2007 — ALL AMOUNTS ARE STATED IN U.S.$
CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) today announced that it will immediately commence an offering of up to $1.25-billion of common shares in Canada and the United States through a syndicate of underwriters, with RBC Capital Markets acting as lead manager and bookrunner, Merrill Lynch & Co., Scotia Capital Inc. and UBS Securities Canada Inc. acting as co-lead managers, and including BMO Nesbitt Burns Inc., Credit Suisse Securities (Canada), Inc., National Bank Financial Inc., CIBC World Markets Inc. and TD Securities Inc. Agrium intends to grant to the underwriters an option exercisable for a period of 30 days after closing to purchase up to an additional 10 percent of that number of common shares issued on the date of closing of the offering at a price equal to the offering price to cover over-allotments, if any.
The common shares will be offered pursuant to a preliminary prospectus supplement under the Company’s short form base shelf prospectus dated August 22, 2007 and the Company’s related effective Registration Statement on Form F-10. The preliminary prospectus supplement was filed today with the Canadian securities regulatory authorities in each of the provinces of Canada and with the United States Securities and Exchange Commission under the multi-jurisdictional disclosure system. On December 3, 2007, the Company filed an amendment to such short form base shelf prospectus to increase the maximum amount of securities that may be offered thereunder from $1-billion to $3-billion.
The Company intends to use the net proceeds from the offering to fund a portion of the purchase price of its previously announced cash tender offer for all of the outstanding shares of common stock of UAP Holding Corp. The Company estimates that the aggregate cash consideration for the acquisition of UAP will be approximately U.S. $2.15-billion, plus indebtedness of UAP to be assumed or refinanced. The Company also plans to borrow under available credit facilities to pay the balance of the purchase price for UAP and to refinance certain indebtedness of UAP and its subsidiaries. The acquisition of UAP is expected to be completed in early 2008.
About Agrium
Agrium Inc. is a major retail supplier of agricultural products and services in both North and South America and a leading global producer and marketer of agricultural nutrients and industrial products. Agrium produces and markets three primary groups of nutrients: nitrogen, phosphate and potash as well as controlled release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations and acquisitions as well as the development, commercialization and marketing of new products and international opportunities.

ADVISORY
A copy of the preliminary prospectus supplement and accompanying short form base shelf prospectus may be obtained from RBC Capital Markets in Canada, Attention: Distribution Centre, 277 Front St. W., 5th Floor, Toronto, Ontario M5V 2X4 (fax: 416-313-6066); in the United States contact RBC Capital Markets Corporation, Attention: Prospectus Department, One Liberty Plaza, 165 Broadway, New York, New York, 10006 (fax: 212-428-6260).
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the U.S. Private Securities Reform Act of 1995. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. These risk factors relative to these statements include: the offering not being completed on favourable terms or at all, our inability to complete the acquisition of UAP within expected timeframes and costs or at all, our inability to satisfy conditions to borrowing under the credit facilities, as well as other risk factors listed from time to time in Agrium’s reports and comprehensive public disclosure documents including Agrium’s Annual Information Form, and in other Agrium filings with securities commissions in Canada (on SEDAR at www.sedar.com ) and the United States (on EDGAR at www.sec.gov).
FOR FURTHER INFORMATION:
Agrium Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357
Ashley Harris, Manager, Investor Relations
(403) 225-7437